Exhibit 10.49

Michelle V. Bryan
Senior Vice President-Human Resources
                                                                                                               March 11, 2002

Mr. David N. Siegel
3750 Georgetown Street
Houston, Texas 77005

Dear David:

            This letter confirms that in connection with your employment as President and Chief Executive Officer of US Airways, Inc. (the "Company") and US Airways Group, Inc. ("Group"), the Company agrees to provide you with the compensation and benefits as set forth in (1) the Employment Agreement dated as of March 11, 2002 between you and the Company; (2) the stock option letter agreement dated as of March 11, 2002 between you and the Company; (3) the restricted stock grant letter agreement dated as of March 11, 2002; (4) the supplemental retirement benefit agreement dated as of March 11, 2002; and (5) the additional benefits described herein.

            You will participate in the Company's Incentive Compensation Plan as well as the Long Term Incentive Plan. Your target bonus percentage under the Incentive Compensation Plan will be set by the Human Resources Committee of the Board of Directors ("HR Committee") at 100% of base salary, with the maximum bonus percentage of 200% of base salary. You will be provided with a bonus payment under the Incentive Compensation Plan of no less than the target amount for the 2002 fiscal year (payable in the first quarter of 2003). Your target bonus percentage under the Long Term Incentive will be set by the HR Committee at 220% of base salary, with the maximum bonus percentage of 440% of base salary.

            Within ten (10) days of your employment, the Company will provide you with sign-up compensation in the amount of $750,000. In addition, the Company will pay to your current employer expenses which you are required to repay up to a maximum of $100,000. In the event that you voluntarily resign from the Company within 12 months of your employment, you will return a ratable share of the signing bonus.

            The Company will provide you with relocation assistance in the form of (1) the purchase of your home in Houston; (2) reimbursement for reasonable living expenses for living accommodations near the Company's headquarters for up to six months; (3) reasonable closing costs on the purchase of a residence; and (4) reimbursement for

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Mr. David N. Siegel
March 11, 2002

moving household goods. Payments for such relocation assistance will be "grossed up" for all applicable tax liability.

            While you are employed with the Company, we will provide you with a car allowance in the amount of $18,000 per calendar year, payable monthly, and reimbursement of up to $15,000 per calendar year for tax preparation/financial planning services.

            Upon the fifth anniversary of your employment with the Company, you will become vested in lifetime officer travel benefits.

            In the event that the Company for any reason is unable to award you with the grants of stock options and restricted stock as set forth in the letter agreements dated March 11, 2002, the Company will award you a substitute award, reasonably acceptable to you, with value and terms substantially identical to the value and terms such grants would have had.

            Upon the commencement of your second year of employment, the Company will award you a grant of 500,000 additional stock options (at the then fair market value) with a three year vesting schedule (one-third vesting on each anniversary of the grant).

            During your employment, the Company will provide you with appropriate club memberships.

            Unless otherwise set forth in this or another compensation agreement between you and the Company, during your employment you will participate in other benefit plans on the same basis as other officers, as such plans may be amended from time to time.

            Please indicate with your signature below if the foregoing accurately sets forth our agreement on the subject matter hereof.

                                                                        Sincerely,

                                                                        /s/ Michelle V. Bryan

Agreed:

_/s/ David N. Siegel___
David N. Siegel

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